Exhibit 10.2

November 7, 2014

This Binding Term Sheet is between the Limited Partners of the 150 CCM Black Oak LP. The Limited Partners are Fogarty Family Trust II, CCM Development USA Corp, and American Real Estate Investments, LLC (“Partners”). Upon execution of this Binding Term Sheet, the Limited Partnership Agreement (“LPA”) between the Partners, dated March 20, 2014, will be amended to incorporate the changes addressed below. All Partners understand that this Binding Term Sheet is an amendment to the LPA in accordance with Article XI of the LPA. As the General Partner is comprised of two limited partners, the signatures of the applicable limited partners will signify consent of the General Partner.

CCM Funding and Bank Refinancing

CCM shall fund the immediate equity needs of Black Oak, defined as $7,440,697.29, as outlined below (the “Additional Contribution”). This is the total funding requirement. Under section 3.2 of the LPA, this Additional Contribution will accrue interest at a 15% annual rate. This Additional Contribution will be a loan with a standard 1st lien note and deed of trust securing the repayment of the Additional Contribution. The Partners will continue to work towards refinancing the Additional Contribution with third party bank financing. If refinancing the Additional Contribution does not occur by January 1, 2015, CCM will receive an additional equity interest of  5%  (five percent) in the form of a contribution of 5% from Fogarty Family Trust II’s current ownership and no contribution from American Real Estate Investments, LLC. If necessary, CCM will guarantee repayment of any loan that refinances the Additional Contribution, but the refinancing must be on reasonable and competitive lending terms.

Repayment of the Additional Contribution will occur upon the earliest of: 1) refinancing with a third party bank loan; or 2) sale of Black Oak Section One lots (expected in the 2nd Quarter of 2015). In the event the Additional Contribution is not repaid from third party bank refinancing or the sale of section one lots, and the partnership has Distributable Cash, the Additional Contributions shall be paid as provided in Section 5.1 (2) of the LPA.

Use of Proceeds of Additional Contribution

Current Liabilities	$76,887.26
Account Payable	$87,597.09
A/P F&R Professional Engineering	$70,443.90
N/P Gina Gatto	$452,439.00 (Due 10/22/14)*
N/P Ferrell & Holmes	$496,864.66 (Subject to extension)
N/P Doughtie/ Gipson	$477,707.05 (Subject to extension)
N/P Webb	$1,159,725.00 (Subject to extension)
N/P Revere	$2,219,033.33
Development Cost	$2,400,000.00 **

Total Funding	$7,440,697.29
Expected Builder Contribution	$1,300,000.00
Net Funding	$6,140,697.29

* Unless Extended.

** Development costs on the above list will be paid as expenses (which shall be approved by IAD), will be delivered directly to IAD, and will be paid (when due) directly from an IAD bank account.

Partnership Contributions
As of November 7, 2014, the Partnership Contributions shall be adjusted to the following amounts:

CCM	63.5%
Fogarty Family Trust II	28.5%
AREI	7.0%
General Partner	1.0%

Partnership Distributions
Shall remain the same. Return of Initial Capital and Preferred Return are not affected.

Reimbursements
For partnership costs that are reimbursable, the reimbursed costs shall be distributed to the Partners per the above updated percentage partnership contributions. The Partners acknowledge that the attached September 12, 2014 pro-forma financial statements estimate a total of $13,581,115 of reimbursable costs to the partnership. [This number is comprised of the estimates of $11,776,115 from land sale to the improvement district (streets, drainage and parks) and $1,805,000 of Aqua Reimbursements (W & S)].

Development Costs to Consultants
ARETE will also receive 3% of development costs and IAD will receive 2% of development costs. Development costs are costs of the partnership, excluding the cost to purchase the land.

Oversight Fees

1)
The consulting and oversight fees in section 9.17 of the LPA prior to this Binding Term Sheet shall be waived.
2)
Beginning November 1, 2014:
a.
Consultants appointed by Fogarty Family Trust and CCM (currently ARETE and Inter-American Development, LLC respectively) will each begin receiving a $10,000 per month consulting and oversight fee; and
b.
Consultant appointed by AREI shall receive $2,000 per month consulting and oversight fee.
3)
Consulting and oversight fees shall only be payable after Outside Financing is achieved (Outside Financing is refinancing of at least 65% of the Additional Contribution and excludes financing from CCM, or Inter-American Development, or affiliates of either); all consulting and oversight fees shall be deferred until Outside Financing.
4)
Upon Outside Financing, the partnership shall pay AREI a one-time $40,000 fee to represent reimbursement of all AREI expenses incurred on behalf of partnership and acknowledgement that AREI will receive reduce consulting and oversight fees for the life of the LPA.

AGREED:

/s/ Joe Fogarty______________
/s/ Tracy Weaver______________
Fogarty Family Trust II
American Real Estate Investments, Inc.

/s/ Conn Flanigan____________
CCM Development USA Corporation

(signature page for Binding Term Sheet, November 7, 2014)